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Exhibit (1)(j)

                         SANFORD C. BERNSTEIN FUND, INC.
                             ARTICLES SUPPLEMENTARY


         Sanford C. Bernstein Fund, Inc., a Maryland corporation, having its principal office c/o the Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is two billion (2,000,000,000) shares, of the par value of one tenth of one cent $.001 (the "Shares"), and of the aggregate par value of two million dollars ($2,000,000).

         SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly designated and established the following classes of shares:

Bernstein Government Short Duration         100,000,000 shares

Bernstein Short Duration Plus               100,000,000 shares

Bernstein Diversified Municipal             150,000,000 shares

Bernstein Intermediate Duration             250,000,000 shares

Bernstein New York Municipal                100,000,000 shares

Bernstein California Municipal              100,000,000 shares

Bernstein Short Duration
California Municipal                         50,000,000 shares

Bernstein Short Duration
Diversified Municipal                        50,000,000 shares

Bernstein Short Duration
New York Municipal                           50,000,000 shares

Bernstein International Value               400,000,000 shares

Bernstein Emerging Markets Value            100,000,000 shares

Bernstein International Value II            100,000,000 shares

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         The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of all such classes are as set forth in paragraph (b) of Section 1 of Article V of the Charter of the Corporation.

         THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         FOURTH: The total number and par value of shares of capital stock that the Corporation has authority to issue has not been changed by the Board of Directors.

         FIFTH: Pursuant to these Articles Supplementary, one hundred million (100,000,000) shares of capital stock have been newly established and designated by the Board of Directors as the Bernstein International Value Portfolio II pursuant to Section 2-105(c) of the Maryland General Corporation Law. The number of all other classes of shares has not been changed by the Board of Directors.

         The undersigned, President of Sanford C. Bernstein Fund, Inc., has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

                  IN WITNESS WHEREOF, these Articles Supplementary have been executed on behalf of Sanford C. Bernstein Fund, Inc. this 5th day of November, 1998.

SANFORD C. BERNSTEIN FUND, INC.
By:  Roger Hertog, President

Attest:           [Seal]
Jean Margo Reid, Secretary